Exhibit 99.1

G&K Services Reports Fiscal 2011 Fourth Quarter Results

Rental Organic Growth Rate Continues Improvement;
Adjusted Earnings Per Diluted Share Increases 48 Percent

MINNEAPOLIS--(BUSINESS WIRE)--August 16, 2011--G&K Services, Inc. (NASDAQ: GKSR) today reported fourth quarter fiscal 2011 revenue of $214.0 million, up 8 percent from adjusted revenue of $198.3 million in the prior year period. This increase in revenue was primarily a result of improved rental and direct sale growth. Adjusted revenue from the prior year period excludes an extra week of revenue totaling approximately $15 million and an accounting change related to certain in-service merchandise items totaling $6.7 million.

The company reported adjusted fourth quarter earnings of $0.49 per diluted share, an increase of 48 percent compared to adjusted earnings of $0.33 per diluted share in the prior-year period. The increase in adjusted earnings was driven by continued execution of the company’s game plan, which has generated profitable revenue growth and improved productivity. The earnings improvement was driven by improved rental and direct sale gross margins, and lower administrative costs, partially offset by higher energy costs and increased selling and incentive compensation expenses. The company’s current year fourth quarter adjusted earnings exclude a charge of $0.08 per diluted share related to plant consolidation and restructuring activities. Adjusted earnings for the prior-year period exclude a benefit of $0.23 per diluted share due to an accounting change related to certain in-service inventory items and a gain of $0.02 per diluted share from divestitures and asset sales resulting in adjusted earnings per diluted share of $0.36. Also excluded in prior year adjusted earnings is an estimated benefit of $0.03 per diluted share related to the extra week. Actual reported fourth quarter net earnings were $0.41 per diluted share. This compares to prior-year period earnings of $0.61 per diluted share.

“We’re pleased with our performance again this quarter,” said Douglas A. Milroy, G&K’s chief executive officer. “In spite of the still struggling economy, we were able to substantially improve our revenue growth rate and profitability. We continue to see significant improvement across virtually all elements of our game plan, especially customer satisfaction and new account sales.”

Income Statement Review
Fourth quarter revenue from rental operations was $194.0 million, up from adjusted revenue of $182.8 million in the prior-year period. The company’s rental organic growth rate was positive 4.5 percent, up from negative 6.25 percent in the prior-year period. The improvement in the rental organic growth rate was driven by virtually all components of organic growth, including customer retention, new account sales, price and customer employment levels. The organic growth rate is calculated using revenue, adjusted for foreign currency exchange rate differences, the accounting change, acquisitions, divestitures and the extra week in the prior year. Fourth quarter revenue from direct sales was $20.0 million, an increase of nearly 30 percent from adjusted revenue of $15.5 million in the prior-year period, driven by strong program and catalog sales.

The fourth quarter adjusted operating margin was 7.7 percent when excluding the charge related to plant consolidation and restructuring activities. The prior-year period adjusted operating margin was 6.7 percent, when excluding the benefit from the accounting change, the extra week and net gains from divestiture activity and asset sales. The 100 basis point expansion in adjusted operating margin resulted from revenue growth leveraging fixed costs, productivity gains across core rental operations, continued specific location profit improvement actions and higher direct sale gross margin, partially offset by higher energy costs and increased selling and incentive compensation expenses.

Financial Strength
The company’s balance sheet remains strong. As of July 2, 2011, the company had total borrowings of $135.9 million and a debt to capitalization ratio of 20.9 percent. Total shareholders’ equity at the end of the fourth quarter was $514.9 million.

The company generated cash flow from operations and reduced its debt, net of cash, by $39.7 million for the year ended July 2, 2011. Cash provided by operating activities for the year ended July 2, 2011 was $67.0 million, compared to $72.7 million in the prior-year period. This change was due to working capital required to support the improvement in organic growth, partially offset by higher net income.

Outlook
The company continues to drive improved results through the execution of its game plan. However, the economy continues to present some headwinds, including sluggish employment growth and higher energy costs. In addition, strong new account sales are adding to organic growth, but also pressuring merchandise expense. The company expects fiscal 2012 revenue to be in the range of $850 to $870 million and earnings to be in the range of $1.70 to $2.00 per diluted share.

Conference Call Information
The company will host a conference call today at 10:00 a.m. (CT) to discuss its financial results and outlook. The call will be webcast and is available on the Investor Relations section of the company’s website at www.gkservices.com (click on webcast icon and follow the instructions). A replay of the call will be available on the company’s website through September 16, 2011.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended July 3, 2010.

About G&K Services, Inc.
G&K Services, Inc. is a market leader in branded work apparel programs and facility services in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services employs nearly 7,500 employees serving approximately 165,000 customers from over 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s website at www.gkservices.com.

Comparison of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

	Three Months Ended			Three Months Ended
	July 2, 2011			July 3, 2010
(U.S. Dollars, in thousands, except per share data)	Operating	Net	Earnings Per	Operating	Net	Earnings Per
	Income	Income	Share	Income	Income	Share
As Reported	$14,723	$7,551	$0.41	$21,543	$11,141	$0.61
Add: Plant consolidation and restructuring activities	1,663	1,486	0.08	-	-	-
Less: Impact of change in accounting	-	-	-	(6,651)	(4,199)	(0.23)
Less: Divestitures of business assets	-	-	-	(578)	(357)	(0.02)
As Adjusted	$16,386	$9,037	$0.49	$14,314	$6,585	$0.36

	Twelve Months Ended			Twelve Months Ended
	July 2, 2011			July 3, 2010
(U.S. Dollars, in thousands, except per share data)	Operating	Net	Earnings Per	Operating	Net	Earnings Per
	Income	Income	Share	Income	Income	Share
As Reported	$65,375	$33,160	$1.79	$59,621	$28,612	$1.56
Add: Plant consolidation and restructuring activities	1,663	1,486	0.08	1,114	688	0.04
Less: Impact of change in accounting	(5,929)	(3,698)	(0.20)	(6,651)	(4,199)	(0.23)
Less: Divestitures of business assets	-	-	-	(5,118)	(3,836)	(0.21)
As Adjusted	$61,109	$30,948	$1.67	$48,966	$21,265	$1.16

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended		For the Twelve Months Ended

(U.S. Dollars, in thousands, except per share data)	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

REVENUES
Rental operations	$194,017	$203,512	$760,304	$776,098
Direct sales	20,020	16,643	68,557	57,494
Total revenues	214,037	220,155	828,861	833,592

OPERATING EXPENSES
Cost of rental operations	133,315	136,805	516,631	539,711
Cost of direct sales	14,187	12,300	50,779	42,555
Selling and administrative	51,812	49,507	196,076	191,705
Total operating expenses	199,314	198,612	763,486	773,971

INCOME FROM OPERATIONS	14,723	21,543	65,375	59,621
Interest expense	2,229	3,174	10,240	13,849
INCOME BEFORE INCOME TAXES	12,494	18,369	55,135	45,772
Provision for income taxes	4,943	7,228	21,975	17,160
NET INCOME	$7,551	$11,141	$33,160	$28,612
Basic weighted average number of shares outstanding	18,393	18,307	18,355	18,299
BASIC EARNINGS PER COMMON SHARE	$0.41	$0.61	$1.81	$1.56
Diluted weighted average number of shares outstanding	18,606	18,386	18,497	18,348
DILUTED EARNINGS PER COMMON SHARE	$0.41	$0.61	$1.79	$1.56

Dividends per share	$0.095	$0.075	$0.380	$0.300

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

(U.S. Dollars, in thousands)	July 2, 2011	July 3, 2010
ASSETS
Current Assets
Cash and cash equivalents	$22,974	$8,774
Accounts receivable, net	90,522	82,754
Inventories, net	163,050	126,325
Other current assets	21,614	21,279
Total current assets	298,160	239,132

Property, Plant and Equipment, net	185,521	194,988
Goodwill	328,219	323,055
Other Assets	54,020	56,693
Total assets	$865,920	$813,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$38,067	$25,944
Accrued expenses	72,395	71,478
Deferred income taxes	7,626	3,557
Current maturities of long-term debt	40,710	1,023
Total current liabilities	158,798	102,002

Long-Term Debt, net of Current Maturities	95,188	160,398
Deferred Income Taxes	9,189	1,242
Accrued Income Taxes - Long Term	13,199	10,113
Other Noncurrent Liabilities	74,640	73,217
Stockholders' Equity	514,906	466,896
Total liabilities and stockholders' equity	$865,920	$813,868

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Twelve Months Ended
	July 2,	July 3,
(U.S. Dollars, in thousands)	2011	2010
Operating Activities:
Net income	$33,160	$28,612
Adjustments to reconcile net income to net
cash provided by operating activities -
Depreciation and amortization	37,600	40,188
Deferred income taxes	982	(1,824)
Other adjustments	4,136	(636)
Changes in current operating items	(7,422)	9,952
Other assets and liabilities	(1,452)	(3,582)
Net cash provided by operating activities	67,004	72,710
Investing Activities:
Property, plant and equipment additions, net	(20,670)	(16,710)
Divestitures of business assets, net	-	21,620
Net cash (used for)/provided by investing activities	(20,670)	4,910
Financing Activities:
Payments of long-term debt	(1,025)	(7,535)
Payments of revolving credit facilities, net	(24,500)	(68,710)
Cash dividends paid	(7,105)	(5,579)
Net Issuance of common stock, under stock option plans	695	384
Purchase of common stock	(352)	(395)
Net cash used for financing activities	(32,287)	(81,835)
Increase/(Decrease) in Cash and Cash Equivalents	14,047	(4,215)
Effect of Exchange Rates on Cash	153	(147)

Cash and Cash Equivalents:
Beginning of period	8,774	13,136
End of period	$22,974	$8,774

CONTACT:
G&K Services, Inc.
Jeffrey L. Wright, 952-912-5500
Executive Vice President and Chief Financial Officer